Arcadia Resources Announces Official Start of

DailyMed™ Program with Indiana Medicaid

INDIANAPOLIS, May 20, 2008 - Arcadia Resources, Inc. (AMEX: KAD), which provides innovative consumer health care services under the trade name Arcadia HealthCareSM, today announced the Company has started filling DailyMed™ prescriptions through the Care Select program to Indiana Medicaid members.

Over the past several months, the Company has worked closely with the State of Indiana on a DailyMed™ pilot with the State's newly created Care Select program.  The Care Select program allows approximately 70,000 Medicaid recipients with serious mental illness, developmental disabilities and chronic diseases to receive assistance in coordinating personalized health care.  Care Select clients receive individual attention to help them manage their healthcare challenges.  The program provides individuals with coaching, education and care management services, such as DailyMed™, to help them not only deal with their health needs, but lead healthier, more productive lives.

"Our DailyMed™ team has worked closely with the Indiana Family and Social Services Administration (FSSA) as well as Advantage Health Solutions and MDWise, Inc., the two Care Management Organizations (CMOs) selected by FSSA to oversee the Care Select program, in developing the protocols for the DailyMed pilot.  The initial roll out phase and the early adoption of the DailyMed™ program within Care Select are consistent with our estimates, and we are very excited to now offer DailyMed™ to the Care Select members with the greatest need for pharmaceutical care and oversight. Once adopted, DailyMed™ will provide the opportunity to improve pharmaceutical care as well as to begin reducing healthcare costs for the State of Indiana," said Marvin R. Richardson, president and CEO of Arcadia.

The Care Select population costs the State of Indiana $14,000 a year per member. By increasing the quality of life of these Medicaid recipients with programs such as DailyMed™, the State will reap the long-term benefits of a reduced cost trajectory in Medicaid expenses.

"Our clients will experience increased quality of life through better control and management of their illnesses, and by spending resources more effectively the Indiana taxpayer will realize significantly more value.  An emphasis on coordination and improved primary care delivery will lead to better medication adherence and compliance and decreases in unnecessary emergency room usage, hospitalizations, and institutional placement," commented Mitch Roob, Secretary of FSSA.

About Arcadia HealthCare

Arcadia HealthCareSM is a service mark of Arcadia Resources, Inc. (AMEX:  KAD), and is a leading provider of home health care / medical staffing; respiratory / home health equipment  and specialty pharmacy services under its proprietary DailyMed™ program.

DailyMed™ transfers a patient's prescriptions, over-the-counter medications and vitamins, and organizes them into pre-sorted packets clearly marked with the date and time they should be taken. The entire 30-day supply is delivered directly to a patient's home in a convenient dispensing box - with "peace of mind" a pharmacist has reviewed the entire medication profile for that month's supply. This consumer product is aimed at reducing medication errors, improving medication compliance and ultimately lowering the cost of care, and is available at www.DailyMedRx.com.

Additionally, Arcadia extends its health care offerings through affiliated and managed locations on a fee for service basis.

The Company, headquartered in Indianapolis, Indiana, has grown into 92 locations in 22 states primarily through acquisitions, and currently services over 50,000 homes annually through its 5,000 full and part-time associates. Arcadia HealthCare's comprehensive solutions are geared to keep people at home and healthier longer.

The Company's annual report on Form 10-K for the year ended March 31, 2007 is available on the Company's website (http://www.arcadiahealthcare.com) and the SEC website (http://www.sec.com).

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Media Contact:
Amalia "Molly" Blanco
Vice President Marketing & Communications
ablanco@arcadiahealthcare.com
317.569.8234 x103